UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

Bakers Footwear Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Missouri	000-50563	43-0577980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri		63103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (314) 621-0699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 28, 2011, Bakers Footwear Group, Inc. (the “Company”) entered into and consummated a Trademark Sales and License Agreement (the “Agreement”) with Steven Madden, Ltd. (“Madden”) in which the Company agreed to sell to Madden the Company’s rights to the Wild Pair trademark and related marks in the United States and certain other territories. The Company will retain a non-exclusive, royalty free license that will allow the Company to continue to offer Wild Pair merchandise in its stores as long as the Company complies with the Agreement. The license is generally not transferrable.

Under the Agreement, the Company will receive gross proceeds of $4 million. Separately, the Company also agreed to sell certain other property to Madden for $500,000, subject to a third party consent. The Agreement also contains a provision that requires the Company to return to Madden $500,000 if the Company cannot obtain the required consent within 90 days. The Company estimates that the net proceeds in connection with the Agreement will be between $3.3 million and $3.9 million. The proceeds will initially be used to reduce the balance on the Company’s revolving credit facility and the resulting availability will then be used to reduce the Company’s trade accounts payable balance, including $2 million of payments to certain mutually agreed upon vendors. The Agreement also contains customary and other terms and conditions, including requirements for the Company to comply with covenants regarding the maintainance, registration and use of the marks, including maintaining quality control and obtaining the consent of Madden in some cases. Madden has also agreed not sell certain marked merchandise to certain competitors of the Company. The Agreement is perpetual, but may be terminated by Madden if the Company is in material breach of the Agreement, in which event the Company’s license would be terminated.

As previously reported in a Current Report on Form 8-K filed on August 27, 2010, Madden owns approximately 19.9% of the Company’s common stock, holds a $5 million 11% debenture due in installments beginning in 2017 and is party with the Company to related standstill, voting and registration rights provisions. The Company and Madden also engage in commercial transactions from time to time, including the Company’s direct purchase of inventory from Madden. An affiliate of Madden also acts as a buying agent from time to time on behalf of the Company in which the affiliate receives a commission on certain Company inventory purchases. Such direct purchases and commissions amounted to approximately $1 million for fiscal year 2010.

The Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K disclose additional information regarding its debt agreements and provide additional disclosure regarding the risks of the Company’s liquidity situation and its ability to comply with its financial covenants.

This Current Report on Form 8-K and Exhibit 99.1 contain forward-looking statements (within the meaning of Section 27(A) of the Securities Act of 1933 and Section 21(E) of the Securities Exchange Act of 1934). The Company has no duty to update such statements. Actual future events and circumstances could differ materially from those set forth in this Current Report, including Exhibit 99.1, due to various factors.

Factors that could cause these conditions not to be satisfied include inability to satisfy debt covenants, material declines in sales trends and liquidity, material changes in capital market conditions or in the Company’s business, prospects, results of operations or financial condition, and other risks and uncertainties, including those detailed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including those discussed in “Risk Factors,” in “Management’s Discussion and Analysis of Financial Position and Results of Operations” and in Note 2 to the Company’s financial statements, and in the Company’s other filings with the Securities and Exchange Commission.

Item 7.01. Regulation FD Disclosure.

The information set forth in Item 1.01 is incorporated herein by reference. The Company issued a press release (“Press Release”) relating to the Agreement, which is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.

Date: December 29, 2011	By:	/s/ Charles R. Daniel, III
Charles R. Daniel, III Executive Vice President, Chief Financial Officer, Controller, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated December 29, 2011.